Exhibit 10.15

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 12 day of February, 2024 (the “Effective Date”), between ARE-9880 CAMPUS POINT, LLC, a Delaware limited liability company (“Landlord”), and RAPPORT THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Building:	That certain building known as 9880 Campus Point Drive, San Diego, California.

Premises:	Those portions of the 5th floor of the Project, (i) commonly known as Suite 510 containing approximately 10,828 rentable square feet (the “Suite 510 Premises”), and (ii) commonly known as Suite 520 containing approximately 9,798 rentable square feet (the “Suite 520 Premises”), as shown on Exhibit A-1.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	With respect to the Suite 510 Premises, $79,119.80 per month, and with respect to the Suite 520 Premises, $71,593.78 per month, subject to adjustment pursuant to Section 4.

Security Deposit:	None

Target Commencement Date: December 1, 2024

Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Commencement Date and ending 60 months from the Commencement Date. For clarity, if the Commencement Date occurs on the first day of a month, the Base Term shall be measured from that date. If the Commencement Date occurs on a day other than the first day of a month, the Base Term shall be measured from the first day of the following month.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 6 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
Alexandria Real Estate Equities, Inc.	26 North Euclid Avenue
Dept LA 23447	Pasadena, CA 91101
Pasadena, CA 91185-3447	Attention: Corporate Secretary

Tenant’s Notice Address:

Rapport Therapeutics, Inc.

1325 Boylston Street, Suite 401

Boston, MA 02215

Attention: Cheryl Gault, COO

1. Lease of Premises; Services.

(a) Generally. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project (including Tenant) are collectively referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of or access to the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except for temporary interruptions in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

(b) Services. Landlord has engaged the services of a professional operator (together with its successors and/or assigns, the “Operator”) to provide certain services (“Services”) in connection with the operation of the Project. Tenant shall enter into a separate agreement with the Operator on the Operator’s standard form (the “Managed Services Agreement”) for any Services at the Project. Tenant expressly acknowledges that Landlord has no responsibility for the performance by the Operator of any obligations it may have to Tenant under the Managed Services Agreement or any other separate agreement between Tenant and the Operator, and that Tenant’s obligations under this Lease are not conditioned upon or affected by such separate agreement.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work substantially completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. The “Commencement Date” shall be the date Landlord Delivers the Premises to Tenant. Notwithstanding the foregoing, in no event shall the Commencement Date be earlier than November 1, 2024. Provided that Tenant has delivered a certificate of insurance reflecting the insurance coverage required to be maintained by Tenant under Section 16, Landlord shall permit Tenant access to the Premises for a period of up to 5 days prior to the Commencement Date for Tenant’s installation and setup of furniture, fixtures and equipment (“FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord, and Tenant complies with the terms of this Lease and all other reasonable restrictions and conditions Landlord may impose. The Premises will be delivered to Tenant on the Commencement Date with the fixed and permanent improvements (which, for clarity, excludes the Tenant provided equipment shown) reflected on Exhibit A-1 and shall be furnished with the furniture, fixtures and equipment described on Exhibit A-2 (the “Included FF&E”). For avoidance of doubt, the Included FF&E shall not include the chairs reflected in green on Exhibit A-2, but Tenant shall have the right to purchase and install such chairs at its sole cost and expense. As used herein, the term “Landlord’s Work” shall mean the following work which shall be performed by Landlord, at Landlord’s sole cost and expense: (a) those items noted in the callout boxes on Exhibit A-3 attached hereto, and (b) all electrical and mechanical modifications required to support the equipment shown on Exhibit A-3, and per the equipment list provided by Tenant dated November 11, 2023. In connection with Tenant’s occupancy of the Premises, Landlord shall provide suite entry signage and include Tenant’s name on the Building directory. Tenant shall not be responsible for the removal of such suite entry and Building directory signage at the expiration or earlier termination of this Lease. Upon request of either party, Landlord and Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease.

Upon Tenant’s request, within 5 business days following the Commencement Date, Landlord and Tenant shall conduct a walk-through inspection of the Premises, at a time and date reasonably acceptable to Landlord and Tenant, to create a punch list reasonably acceptable to Landlord and Tenant with respect to Landlord’s Work. Landlord shall be responsible for completing the items reflected on such punch list and will use reasonable efforts to complete such punch list items within a reasonable period after the Commencement Date.

Except as otherwise expressly set forth in this Lease: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) except for punch list items agreed upon by Landlord during the walk-through inspection pursuant to the prior paragraph, Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent or Parking Charges. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate (except for during the Abatement Period (as defined in the immediately following paragraph) or as otherwise expressly provided in this Lease), reduce, or set-off any Rent (as defined below) due hereunder.

Notwithstanding anything to the contrary contained in this Lease, so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall not be required to pay Base Rent or Parking Charges with respect to the Premises for the first 10 months after the Commencement Date (the “First Abatement Period”) and the 58th through 60th months of the Term (the “Second Abatement Period”). For illustration purposes, if the Commencement Date occurs on November 15, 2024, then the end of the First Abatement Period shall be September 14, 2025. Tenant shall commence paying full Base Rent and Parking Charges with respect to the Premises on the day immediately following the expiration of the First Abatement Period. For avoidance of doubt, Base Rent and Parking Charges will also be abated during the Second Abatement Period pursuant to the terms of the first sentence of this paragraph.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent “Additional Rent” any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, and any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period. Tenant’s obligation to pay Base Rent and Additional Rent hereunder are collectively referred to herein as “Rent”.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Intentionally Omitted.

6. Use. The Premises shall be used solely for the Permitted Use set forth on page 1 of this Lease, in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and the use and occupancy thereof (collectively, “Legal Requirements”). Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project.

7. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease. For avoidance of doubt, during any holding over by Tenant, payments of Rent for any fractional calendar month shall be prorated.

8. Taxes. Landlord shall pay all real property taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed on the Project by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term. Notwithstanding anything to the contrary contained herein, Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. The amount of any such payment by Landlord of Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises shall constitute Additional Rent due from Tenant to Landlord within 10 days after written demand.

9. Parking. Subject to all applicable Legal Requirements and a Taking (as defined in Section 17 below), Tenant shall have the right to use, in common with other tenants of the Project, (i) 22 parking spaces in connection with its occupancy of the Suite 510 Premises (the “Suite 510 Parking Spaces”), and (ii) 20 parking spaces in connection with its occupancy of the Suite 520 Premises (the “Suite 520 Parking Spaces”), subject in each case to Landlord’s reasonable rules and regulations and, commencing on the Commencement Date, subject to abatement pursuant to Section 3(a) above, (x) the payment of $1,763.97 per month for the Suite 510 Parking Spaces, and (y) the payment of $1,596.17 per month for the Suite 520 Parking Spaces (collectively, the “Parking Charges”). On each Adjustment Date, the Parking Charges then-payable by Tenant shall be increased by 3%.

Tenant acknowledges and agrees that Landlord may, at Landlord’s sole option, install a solar carport or other parking structure in the parking areas of the Project following the Commencement Date and that during the period of Landlord’s construction of such solar carport or other parking structure, Landlord shall have the right to institute parking programs at the Project, provided that such programs are instituted in a non-discriminatory manner, including, without limitation valet parking, and/or make available for use by Tenant an equal number of replacement parking spaces at an off-site location so long as such location is no further and time to travel from such off-site location to the Premises is no longer for Tenant than for any other tenant of the Project who has been allocated parking at an off-site location (which may include, at Landlord’s sole cost and expense, shuttle service to and from such off-site location), such that Tenant shall continue to have the use of no less than 22 parking spaces in connection with its occupancy of the Suite 510 Premises and 20 parking spaces in connection with its occupancy of the Suite 520 Premises.

10. Utilities, Services. Landlord shall provide to the Premises hot and cold water, electricity, HVAC, light, power, sewer, and other utilities (including fire sprinklers to the extent the Project is plumbed for such services) (collectively, “Utilities”). Landlord shall have no liability for the availability, capacity, quality, continuity or character of service of Utilities, and no termination of this Lease or abatement of fees shall arise due to, nor shall Landlord have any liability due to any loss, cost, claim, damage or expense arising from the availability, capacity, quality, continuity or character of service of Utilities or any interruption, deterioration or removal of any of the foregoing, except as set forth in the immediately following paragraph.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. The provisions of this paragraph shall only apply as long as the original Tenant is the tenant occupying the Premises under this Lease and shall not apply to any assignee or sublessee.

11. Alterations and Tenant’s Property. Tenant shall not make any alterations, additions, or improvements to the Premises of any kind whatsoever (collectively, “Alterations”). Notwithstanding the foregoing, Tenant may make minor alterations with Landlord’s consent, which may be given or withheld in Landlord’s sole discretion if any such minor alteration affects the Building structure or any Building Systems (as defined in Section 12) and shall not be otherwise unreasonably withheld, conditioned or delayed. Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of Alterations, as Landlord may deem appropriate in Landlord’s reasonable discretion. If Landlord approves an Alteration, Landlord shall have the option to handle the construction of such Alteration and the costs of such Alteration shall be reimbursed by Tenant. If Landlord constructs such Alteration, Landlord and its contractors and agents shall have the right to enter the Premises to perform such Alteration, and Tenant shall cooperate with Landlord in connection with the same. If Landlord so elects, Tenant shall remove any Alteration upon the expiration or earlier termination of this Agreement and restore any damage caused by or occasioned as a result of such removal.

12. Landlord’s Repairs. Landlord shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”) in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop building system services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply building system services during any such period of interruption; provided, however, that Landlord shall give Tenant at least 48 hours advance notice of any planned stoppage of building system services for routine maintenance, repairs, alterations or improvements. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection with the stoppage of Building systems pursuant to this Section 12 including, without limitation, stoppages implemented in connection with Landlord’s maintenance and repair obligations. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 17.

13. Tenant’s Repairs. Subject to Section 12 and Section 17 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition, ordinary wear and tear excepted, all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls.

14. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.

15. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all claims for injury or death to persons or damage to property (i) occurring within or about the Premises or the Project and arising directly or indirectly out of use or occupancy of the Premises or the Project by Tenant or any Tenant Parties (including, without limitation, any act or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project), except to the extent caused by the willful misconduct or negligence of Landlord, or (ii) arising directly or indirectly out of a breach or default by Tenant in the performance of any of its obligations under this Lease or the Managed Services Agreement, unless caused solely by the willful misconduct or negligence of Landlord Indemnified Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any third party.

16. Insurance. Landlord shall maintain such insurance covering the Project as Landlord shall determine. Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant (i) concurrent with an executed copy of this Lease to Landlord, and (ii) upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 10 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

17. Condemnation and Casualty. If at any time during the Term the Premises are in whole or in part (i) materially damaged or destroyed by a fire or other casualty or (ii) taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking”), this Lease shall, at the written election of Landlord or Tenant, terminate as of the date of such damage, destruction or Taking. Any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any such damage, destruction or Taking, the parties hereto expressly agreeing that this Section 17 sets forth their entire understanding and agreement with respect to such matters. Upon any fire or other casualty or Taking, Landlord shall be entitled to receive the entire proceeds of the insurance maintained by Landlord and the entire price or award from any such Taking without, in either case, any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such proceeds or award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s personal property and trade fixtures, if a separate award for such items is made to Tenant.

18. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 business days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 days before the expiration of the current coverage.

(c) Cross-Default. Tenant or any Tenant Party is in default under the Managed Services Agreement.

(d) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 18, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant. Any notice given under this Section 18(d) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 18(d) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice, provided that, upon request by Landlord from time to time, Tenant shall provide Landlord with detailed written status reports regarding the status of such cure and the actions being taken by Tenant. Notwithstanding the foregoing, if such cure affects any other tenant(s) of the Building or the Project, then such cure must be completed as soon as reasonably possible after the date of Landlord’s notice.

Laboratory Lease	GradLabs/Rapport Therapeutics, Inc. - Page 7

19. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Other Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have all rights and remedies provided at law or in equity including, without limitation, the right to immediately terminate this Lease and thereafter recover all damages permitted pursuant to California Civil Code Section 1951.2.

20. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent, but subject to the remaining terms of and on the conditions described in this Section 20, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof that are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities that were owners thereof as of the Effective Date to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company as of the Effective Date, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 20. Notwithstanding the foregoing, (i) any public offering of shares or other ownership interest in Tenant shall not be deemed an assignment, and (ii) Tenant shall have the right to obtain financing from institutional investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies or undergo a public offering which results in a change in control of Tenant without such change of control constituting an assignment, and the transactions described in clauses (i) and (ii) of this sentence shall not require Landlord consent under this Section 20, provided that (x) with respect to any such financing from institutional investors, Tenant notifies Landlord in writing of the financing at least 5 business days after the closing of the financing, and (y) in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term. Such prior written notice shall be treated by Landlord as confidential information subject to Section 36(c) below. For avoidance of doubt, Tenant shall not be required to give Landlord prior written notice under this Lease if Tenant is undergoing a public offering.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials (as defined in Section 27(e)) proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as

Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting); (ii) refuse such consent, in its reasonable discretion; or (iii) with respect to (A) any proposed assignment or transfer of this Lease, or (B) with respect to any proposed subletting (x) for substantially the remainder of the Term of substantially all of the Premises, or (y) for the entire Suite 510 Premises and/or the entire Suite 520 Premises, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord or an affiliate of Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord or an affiliate of Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) intentionally omitted; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by the Holder of a Mortgage encumbering all or a portion of the Project. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Permitted Assignment”) shall not be required, provided that Tenant and any assignee or sublessee shall execute a reasonable form of acknowledgment of assignment or sublease, as applicable, acceptable to Landlord on or before the effective date of the Permitted Assignment.

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the Base Rent and Parking Charges payable under this Lease with respect to the applicable portion of the Premises (excluding however, any Rent payable under this Section) and actual and reasonable and customary brokerage fees, legal costs, market inducements, and any design or construction fees (collectively, the “Sublease/Assignment Costs”) directly related to and required pursuant to the terms of any such sublease or assignment (“Excess Rents”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 business days following receipt thereof by Tenant. For the purpose of calculating Excess Rents, the Sublease/Assignment Costs shall be amortized on a straight-lined basis over the term of the applicable sublease or assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 20, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

21. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any reasonable form reasonably requested by a proposed lender or purchaser.

22. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

23. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit D. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner. If there is a conflict between such rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.

24. Subordination. This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the holder of any such mortgage. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments confirming such subordination and/or attornment as shall be requested by any such holder, provided any such instruments contain appropriate tenant non-disturbance provisions. As of the Effective Date, there is no existing mortgage encumbering the Project.

25. Surrender. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall (a) surrender the Premises and the Included FF&E to Landlord in the substantially same condition as received (except for any Alterations permitted or required by Landlord to remain in the Premises pursuant to Section 11), subject to reasonable wear and tear, casualty loss and a Taking, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord and Landlord’s employees, agents and contractors (collectively, “Tenant’s HazMat Operations”), free from any residual impact from the Tenant HazMat Operations, and otherwise released for unrestricted use and occupancy, and (b) remove all Tenant’s property, documents, materials, equipment and products from the Premises. Additionally, Tenant shall provide to Landlord all necessary documentation confirming that all such property, documents, materials, equipment and products have been so removed. Tenant further agrees that, prior to the termination of this Lease, Tenant shall comply, at Tenant’s sole cost and expense, with any and all rules or procedures reasonably required by Landlord in connection with the surrender and proper decommissioning of the Premises, including, without limitation, following the surrender and decommissioning protocols adopted by Landlord from time to time including, without limitation, the preparation of the decommissioning plan. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 27 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

26. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

27. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises for which Tenant is responsible pursuant to this Section 27. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 25 or this Section 27, Tenant shall not be responsible for the clean-up or remediation of, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can demonstrate existed in the Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove to Landlord’s reasonable satisfaction migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 27 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant has notified Landlord that Tenant’s Hazardous Materials inventory will include radioactive materials. For avoidance of doubt, such radioactive materials shall only be used and stored in strict compliance with applicable Environmental Requirements. Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; and notice of violations of any Legal Requirements. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Control Areas. Tenant shall have the use of 100% of control area 5A in connection with its occupancy of the Suite 510 Premises and 100% of control 5B in connection with its occupancy of the Suite 520 Premises, each as shown on Exhibit A-4 attached hereto. For the avoidance of doubt, except as otherwise provided in the immediately following paragraph, Tenant shall not have rights with respect to any other control areas at the Project.

(d) Tenant’s Obligations. Tenant’s obligations under this Section 27 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Lease (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved decommissioning plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(e) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

28. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.

29. Inspection and Access. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 12 months of the Term, to prospective tenants or for any other business purpose. Such advance notice shall include the identity of any third parties that will be entering the Premises. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s written protocol with respect to entering restricted portions of the Premises; provided, however, that a copy of the same has previously been provided to Landlord.

30. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises.

31. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle, Cushman & Wakefield and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 31, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to each of Jones Lang LaSalle, Cushman & Wakefield and CBRE arising out of the execution of this Lease in accordance with the terms of separate written agreements between Landlord and each of Jones Lang LaSalle, Cushman & Wakefield and CBRE.

32. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

33. Alternative Premises. If at any time during the Term of this Lease, Tenant is considering leasing additional or alternative space in the San Diego area, Tenant shall deliver written notice (“Premises Notice”) to Landlord, which Premises Notice shall include a description of the additional or alternative space desired by Tenant. Tenant agrees that Landlord shall have the right, if it so elects and without any obligation to do so, during the 30 days following such notice, prior to Tenant going out to the market to seek any such additional or alternative space, to offer Tenant additional or alternative premises which satisfy in part or in its entirety the premises being sought by Tenant (“Alternative Premises”) on market terms at the Project or, if Landlord so elects, at another property in the San Diego area owned or controlled by an entity controlled by, under common control with, or controlling Landlord including, without limitation, any of the constituent members of Landlord or Alexandria Real Estate Equities, Inc. (any such entity, an “Affiliate”). Landlord and/or any Affiliate, as the case may be, shall have the right, if it so elects and without any obligation to do so, to acquire a new project or redevelop any existing project it then owns to provide the Alternative Premises. Tenant shall consider in good faith any Alternative Premises offered to Tenant by Landlord (or its Affiliate), but Tenant shall have no obligation to enter into a new lease for such Alternative Premises with Landlord (or its Affiliate).

If Landlord (or its Affiliate) and Tenant identify an Alternative Premises acceptable to Tenant, Landlord (or its Affiliate) and Tenant shall use good faith efforts to negotiate and enter into a new lease for such Alternative Premises. Such new lease shall otherwise be upon terms and conditions acceptable to Landlord or Affiliate, as the case may be, and Tenant, each in their sole and absolute discretion. If the parties are unable within the 30 days following Tenant’s notice to (x) identify an Alternative Premises reasonably acceptable to Tenant or (y) come to agreement on a new lease, then Tenant shall be free to pursue any other lease options that it elects. The provisions of this Section 33 shall only apply so long as ARE-9880 Campus Point, LLC, or an Affiliate is the owner of the Project.

34. Tenant’s Early Termination Right. Tenant shall have the right, subject to the provisions of this Section 34, to terminate this Lease (the “Tenant Early Termination Right”) effective on the last day of the 36th full calendar month after the Commencement Date (the “Tenant Early Termination Date”) so long as Tenant delivers written notice to Landlord of its election to exercise the Tenant Early Termination Right no less than 12 months in advance of the Tenant Early Termination Date. If Tenant timely and properly exercises the Tenant Early Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Tenant Early Termination Date and neither Landlord nor Tenant shall have any further obligations under this Lease after the Tenant Early Termination Date except for those accruing prior to the Tenant Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease.

35. The Alexandria Regional Amenities. Tenant shall have the right to use certain amenities in accordance with the terms and conditions set forth in Exhibit C attached hereto.

36. Miscellaneous.

(a) General. If any provision of this Lease is made unenforceable, such shall not affect the enforceability of any other provision. If any action is brought by either party against the other, the prevailing party shall be entitled to recover reasonable attorney’s fees. This Lease shall be binding on and inure to the benefit of the successors and permitted assigns of the respective parties. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby. Construction and interpretation of this Lease shall be governed by the internal laws of the State of California, excluding any principles of conflicts of laws. Time is of the essence as to the performance of Tenant’s and Landlord’s obligations under this Lease.

(b) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) upon Landlord’s written request on an annual basis, Tenant’s most recent unaudited (or, to the extent available, audited) annual financial statements, provided, however, that Tenant shall not be required to deliver to Landlord such annual financial statements for any particular year sooner than the date that is 90 days after the end of each of Tenant’s fiscal years during the Term, (ii) upon Landlord’s written request on a quarterly basis, Tenant’s most recent unaudited quarterly financial statements; provided, however, that Tenant shall not be required to deliver to Landlord such quarterly financial statements for any particular quarter sooner that the date that is 45 days after the end of each of Tenant’s fiscal quarters during the

Term, and (iii) upon Landlord’s written request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) upon Landlord’s written request from time to time, corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) upon Landlord’s written request from time to time, any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 36(c) may delivered to Tenant via email delivered to finance@rapportrx.com or to such other email address as Tenant provides by written notice. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 36(c) shall not apply.

Landlord agrees to hold the financial statements and other financial information provided under this section in confidence using at least the same degree of care that Landlord uses to protect its own confidential information of a similar nature; provided, however, that Landlord may disclose such information to Landlord’s auditors, attorneys, consultants, lenders, affiliates, prospective purchasers and investors and other third parties as reasonably required in the ordinary course of Landlord’s operations, provided that Landlord shall request that such parties treat the information as confidential. The obligations of confidentiality hereunder shall not apply to information that was in the public domain at the time it was disclosed to Landlord, entered into the public domain subsequent to the time it was disclosed to Landlord through no fault of Landlord, or was disclosed by Tenant to a third party without any confidentiality restrictions. In addition, Landlord may disclose such information without violating this section to the extent that disclosure is reasonably necessary (x) for Landlord to enforce its rights or defend itself under this Lease; (y) for required submissions to any state or federal regulatory body; or (z) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation, provided that, other than in an emergency, before disclosing such information, Landlord shall give Tenant 5 business days’ prior notice of the same to allow Tenant to obtain a protective order or such other judicial relief.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.

(e) OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(f) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(g) Landlord’s Proprietary Operations. Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord. Tenant shall notify Landlord immediately if Tenant becomes aware of any third party contacting Tenant or any Tenant Parties requesting information regarding Landlord’s business operations.

(h) Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

RAPPORT THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Abraham Ceesay
Name:	Abraham Ceesay
Its:	CEO

☒ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-9880 CAMPUS POINT, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Gary Dean
		Name:	Gary Dean
		Its:	Executive Vice President – Real Estate Legal Affairs